NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

6 % CONVERTIBLE NOTE DUE JUNE 30, 2011
OF
PET EXPRESS SUPPLY, INC.

Note No.: _________ Issuance Date: July ___, 2008	Original Principal Amount: $_________ New York, New York

This Note (“Note”) is one of a duly authorized issue of Notes of PET EXPRESS SUPPLY, INC., a corporation duly organized and existing under the laws of the State of Nevada (the “Corporation”), issued pursuant to that certain Loan and Security Agreement dated as of July 25, 2008, by and among the Corporation and the lenders named therein (the “Loan Agreement”), a copy of which is on file at the principal office of the Corporation, and designated as the Corporation’s 6% Convertible Notes Due June 30, 2011 (the “Maturity Date”) in an aggregate principal amount (when taken together with the original principal amounts of all other Notes) which does not exceed Five Million U.S. Dollars (U.S. $5,000,000).

FOR VALUE RECEIVED, the Corporation hereby promises to pay to the order of _____________________________________________ or its registered assigns or successors-in-interest (“Holder”) the principal sum of ________________________________________  Dollars (U.S. $______), together with all accrued but unpaid interest thereon, if any, on the Maturity Date, to the extent such principal amount and interest has not been repaid or converted into the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), in accordance with the terms hereof.

Interest on the unpaid and unconverted principal balance hereof shall accrue at the rate of 6% per annum from the date of original issuance hereof (the “Issuance Date”) until the same becomes due and payable on the Maturity Date, or such earlier date upon acceleration or by conversion, redemption or repayment in accordance with the terms hereof or of the other Agreements. Interest on this Note shall accrue daily commencing on the Issuance Date and shall be computed on the basis of a 360-day year, 30-day months and actual days elapsed and shall be payable in accordance with Section 1 hereof. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid interest and fees and any remaining amount to principal.

All payments of principal and interest on this Note shall be made, at the Corporation’s option (i) in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note or by company check, or (ii) paid in kind through adjustment of the Conversion Price. This Note may not be prepaid in whole or in part except as otherwise provided herein or in the Loan Agreement. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement. For purposes hereof the following terms shall have the meanings ascribed to them below:

“Bankruptcy Event” means any of the following events: (a) the Corporation or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any subsidiary thereof; (b) there is commenced against the Corporation or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Corporation or any subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Corporation or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

 “Conversion Price” shall equal $4.00.

“Convertible Securities” means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Interest Payment Date” shall mean March 31st, June 30th September 30th, and December 31st of each year commencing on September 30, 2008, provided that if any such day is not a Business Day, then such Payment Date shall mean the immediately preceding day which is a Business Day.

“Per Share Selling Price” shall include the amount actually paid by any Person for each share of Common Stock in a sale or issuance by the Corporation. In the event a fee is paid by the Corporation in connection with such transaction directly or indirectly to such Person being sold or issued such securities or its affiliates (other than for transaction expenses up to $50,000), any such fee shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale of shares of Common Stock shall include the sale or issuance of rights, options, warrants or convertible, exchangeable or exercisable securities under which the Corporation is or may become obligated to issue shares of Common Stock, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise, exchange or conversion price thereof (in addition to the consideration received by the Corporation upon such sale or issuance less the fee amount as provided above). In case of any such security issued in a Variable Rate Transaction or an MFN Transaction, the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or might have been converted or exercised in the case of a Variable Rate Transaction, or the lowest adjustment price in the case of an MFN Transaction, over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Corporation and the Purchaser.

“Principal Amount” shall refer to the sum of (i) the original principal amount of this Note, (ii) all accrued but unpaid interest hereunder, and (iii) any default payments owing under the Agreements but not previously paid or added to the Principal Amount.

“Principal Market” shall mean the OTC Bulletin Board or such other principal market or exchange on which the Common Stock is then listed for trading.

“Registrable Securities” means shares of Common Stock issued by the Corporation upon conversion of this in accordance with the terms of this Note and the Loan Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Trading Day” shall mean a day on which there is trading on the Principal Market.

“Underlying Shares” means the shares of Common Stock into which the Notes are convertible (including interest or principal payments in Common Stock as set forth herein) in accordance with the terms hereof and the Loan Agreement.

“Variable Rate Transaction” shall mean a transaction in which the Corporation issues or sells, or agrees to issue or sell (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (z) under a warrant exercisable for a number of shares based upon and/or varying with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such warrant, or (b) any securities of the Corporation pursuant to an “equity line” structure whereby the Corporation may sell securities at future determined prices.

“VWAP” shall mean the daily dollar volume-weighted average sale price for the Common Stock on the Principal Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest printed execution price and the lowest printed execution price reported in the “pink sheets” by the National Quotation Bureau, Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of at least a majority of the aggregate Principal Amount outstanding under the Notes. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Conversion Price (or other period utilizing VWAPs).

The following terms and conditions shall apply to this Note:

Section 1.      Interest Payments. Subject to and in accordance with the terms of this Section 1, on each Interest Payment Date the Corporation shall pay to the Holder all interest accrued to date on the entire outstanding principal amount of this Note (“Interest Amount”). Subject to the terms hereof, the Corporation shall have the right to satisfy payment of the Interest Amount in full on each Interest Payment Date either in cash or in kind at the Corporation’s option. If the Corporation elects or is required to pay any Interest Amount in cash on an Interest Payment Date, then on such Interest Payment Date the Corporation shall pay to the Holder an amount equal to such Interest Amount in satisfaction of such obligation. If the Corporation elects to pay any Interest Amount in kind, the conversion price shall be adjusted as provided in Section 3. All holders of Notes must be treated the same with respect to such payment of the Interest Amount in cash or in kind.

Section 2.      Subsequent Debt. So long as any Principal Amount of Notes is outstanding, the Corporation and its subsidiaries shall not directly or indirectly, without the affirmative vote of the holders of at least 75% of the outstanding Principal Amount of the Notes then outstanding, incur or permit to exist additional indebtedness which is senior to the Notes, or incur, assume or permit to exist any lien, mortgage, security interest or encumbrance (other than statutory liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof) on any of its assets, except for (a) the security interest granted to the holders of the notes listed on Schedule 1 attached to the Loan Agreement, issued by the Corporation to the holders thereof, (b) indebtedness and liens currently outstanding pursuant to agreements as currently in effect on the Issuance Date, (c) indebtedness and liens pursuant to agreements for financing in which the proceeds shall be principally used for acquisitions by the Corporation of other businesses, and (d) capital leases, financing for equipment and purchase money security interests.

Section 3.      Conversion.

(a)      Voluntary Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at such Holder’s option, at any time and from time to time to convert the outstanding Principal Amount under this Note in whole or in part by delivering to the Corporation a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”), which may be transmitted by facsimile or electronic transmission.

(b)      Common Stock Issuance upon Conversion.

(i)      Conversion Date Procedures. Upon conversion of this Note pursuant to Section 3(a) above, the outstanding Principal Amount hereunder shall be converted into such number of fully paid, validly issued and non-assessable shares of Common Stock, free of any liens, claims and encumbrances, as is determined by dividing the outstanding Principal Amount being converted by the then applicable Conversion Price. The date of any Conversion Notice hereunder shall be referred to herein as the “Conversion Date”. If a conversion under this Note cannot be effected in full for any reason, or if the Holder is converting less than all of the outstanding Principal Amount hereunder pursuant to a Conversion Notice, the Corporation shall promptly deliver to the Holder (but no later than five Trading Days after the Conversion Date) a Note for such outstanding Principal Amount as has not been converted if this Note has been surrendered to the Corporation for partial conversion. The Holder shall not be required to physically surrender this Note to the Corporation upon any conversion hereunder unless the full outstanding Principal Amount represented by this Note is being converted or repaid. The Holder and the Corporation shall maintain records showing the outstanding Principal Amount so converted and repaid and the dates of such conversions or repayments or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of this Note upon each such conversion or repayment.

(ii)      Stock Certificates or DWAC. The Corporation will deliver to the Holder not later than two (2) Trading Days after the Conversion Date, a certificate or certificates which shall be free of restrictive legends and trading restrictions, representing the number of shares of Common Stock being acquired upon the conversion of this Note.

(iii) Conversion Limitations. The Corporation shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to Section 3 or otherwise, to the extent that after giving effect to the issuance of Common Stock after conversion as set forth on the applicable Conversion Notice, the Holder (together with the Holder’s Affiliates, and any other person or entity acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(b)(iii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3(b)(iii) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(b)(iii), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report, as the case may be, (B) a more recent public announcement by the Corporation or (C) any other notice by the Corporation or the Corporation’s Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(b)(iii), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this Section 3(b)(iii) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(b)(iii) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(c)      Conversion Price Adjustments.

(i)  Interest Paid in Kind. If the Corporation elects to pay any Interest Amount in kind as provided in Section 1 of this Note, the conversion price shall be adjusted to reflect the proportionate increase in the number of shares of Common Stock issuable to Holder on conversion after payment of the Interest Amount in full on the applicable Interest Payment Date. Any adjustment made pursuant to this Section 3(c)(i) shall become effective immediately after the applicable Interest Payment Date.

(ii)      Stock Dividends, Splits and Combinations. If the Corporation or any of its subsidiaries, at any time while the Notes are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(iii)      Distributions. If the Corporation or any of its subsidiaries, at any time while the Notes are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Corporation or any of its subsidiaries (excluding those referred to in Section 3(c)(i) above), then concurrently with such distributions to holders of Common Stock, the Corporation shall distribute to holders of the Notes the amount of such indebtedness, assets, cash or rights or warrants which the holders of Notes would have received had all their Notes been converted into Common Stock at the Conversion Price.

(iv)      Common Stock Issuances.  For a period commencing on the date of the Loan Agreement and continuing until the second anniversary thereof, if the Corporation or any of its subsidiaries (A) issues or sells any Common Stock or Convertible Securities, or (B) directly or indirectly effectively reduces the conversion, exercise or exchange price for any Convertible Securities which are currently outstanding (other than pursuant to terms existing on the date hereof), at or to an effective Per Share Selling Price (the “Lower Per Share Selling Price”) which is less than the then applicable Conversion Price, then in each such case, the Conversion Price in effect immediately prior to such issue or sale or record date shall be automatically reduced effective concurrently with such issue or sale to the Lower Per Share Selling Price (which figure shall be appropriately and equitably adjusted as provided herein for stock splits, stock dividends, and similar events).

The foregoing provisions of this subsection shall not apply to issuances or sales of (x) Common Stock upon conversion, exercise or exchange of Convertible Securities outstanding on the issuance date hereof in accordance with the terms in effect on such issuance date, (y) Common Stock or Convertible Securities under the Corporation’s duly adopted stock option and bonus plans for employees and directors, or (z) Common Stock or Convertible Securities issued in a merger/acquisition transaction to which the Corporation is a party. For the purposes of the foregoing adjustments, in the case of the issuance of any Convertible Securities, the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities. For purposes of this Section 3(c)(iv), if an event occurs that triggers more than one of the above adjustment provisions, then only one adjustment shall be made and the calculation method which yields the greatest downward adjustment in the affected Conversion Price shall be used.

(v)      Rounding of Adjustments. All calculations under this Section 3 or Section 1 shall be made to 4 decimal places for dollar amounts or the nearest 1/100th of a share, as the case may be.

(vi)      Notice of Adjustments. Whenever any affected Conversion Price is adjusted pursuant to Section 3(c)(i), (ii) or (iii) above, the Corporation shall promptly deliver to each holder of the Notes, a notice setting forth the affected Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.

(vii) Notice of Certain Events.   If:

A.	the Corporation shall declare a dividend (or any other distribution) on its Common Stock; or

B.	the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

C.	the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

D.
the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock of the Corporation, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, provided that such approval shall not be require in connection with any transaction in which the proceeds shall be principally used for acquisitions by the Corporation of other businesses; or

E.	the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be either (i) emailed or (ii) mailed to the Holder at its last address as it shall appear upon the books of the Corporation, on or prior to the date notice to the Corporation’s stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

(d)      Reservation and Issuance of Underlying Securities. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note (including repayments in stock), free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Notes, not less than such number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 3) upon the conversion of this Note hereunder in Common Stock (including repayments in stock). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and freely tradable.

(e)      No Fractions. Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a share of Common Stock at such time. If the Corporation elects not, or is unable, to make such cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f)      Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the conversion of this Note (including repayment in stock) shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Corporation, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by an assignment form; and provided further, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any such transfer.

(g)      Cancellation. After all of the Principal Amount (including accrued but unpaid interest and default payments at any time owed on this Note) have been paid in full or converted into Common Stock, this Note shall automatically be deemed canceled and the Holder shall promptly surrender the Note to the Corporation at the Corporation’s principal executive offices.

(h)      Forced Conversion. Subject to the terms hereof, the Corporation shall have the right to compel the Holder to convert up to 100% of the principal amount of Notes then held by the Holder by delivering a written notice (a “Forced Conversion Notice”) to the Holder; provided that (1) such Forced Conversion Notice must specify the principal amount of Notes to be converted, and (2) all Holders of Notes shall be treated proportionately with respect to the Corporation’s election to force conversion of the Notes pursuant to this provision. Such conversion shall be effective on the date of such Forced Conversion Notice. Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of this Note contained herein. Notwithstanding anything contained herein, the Corporation shall not be entitled to exercise any forced conversion right set forth in this subsection 3(j) unless at the effective date of the Forced Conversion (i) the resale of all Underlying Shares is covered by an effective registration statement, which registration statement is not subject to any suspension or stop orders, or any such Underlying Shares may be sold pursuant to Rule 144 (or any successor provision) of the Securities Act; (ii) the requisite number of shares of Common Stock has been duly authorized and reserved for issuance as required by the terms of this Note; (iii) the VWAP on each Trading Day is greater than $7.00; (iv) none of the Corporation or any direct or indirect subsidiary of the Corporation shall be subject to any bankruptcy, insolvency or similar proceeding; and (viii) the average daily trading volume for the preceding fifteen (15) Trading Days exceeds 50,000.

Section 4.  Defaults and Remedies.

(a)      Events of Default. An “Event of Default” is: (i) a default in payment of any amount due hereunder which default continues for more than five (5) Business Days after the due date thereof; (ii) a default in the timely issuance of Underlying Shares upon and in accordance with terms hereof, which default continues for five (5) Business Days after the Corporation has received written notice informing the Corporation that it has failed to issue shares or deliver stock certificates within the fifth day following the Conversion Date; (iii) failure by the Corporation for fifteen (15) days after written notice has been received by the Corporation to comply with any material provision of any of the Notes, the Loan Agreement, or the Warrants issued pursuant to the Loan Agreement (the “Warrants”) (including without limitation the failure to issue the requisite number of shares of Common Stock upon conversion hereof or of the Warrants; (iv) a material breach by the Corporation of its representations or warranties in the Loan Agreement or the Warrants; (v) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Corporation for in excess of $200,000 or for money borrowed the repayment of which is guaranteed by the Corporation for in excess of $200,000, whether such indebtedness or guarantee now exists or shall be created hereafter; or (vi) if the Corporation is subject to any Bankruptcy Event.

(b)      Remedies. If an Event of Default occurs and is continuing with respect to any of the Notes, the Holder may declare all of the then outstanding Principal Amount of this Note and all other Notes held by the Holder, including any interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (v) and (vi) of Section 4(a), this Note shall become due and payable without further action or notice.

Section 5.  Notice Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and either (i) emailed or (ii) delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Corporation at the facsimile telephone number or address of the Corporation specified in the Loan Agreement. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and either (x) emailed or (y) delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when emailed or delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Eastern Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Eastern Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.

Section 8.      General.

(a)      Payment of Expenses. The Corporation agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.

(b)      Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Corporation and the Holder.

(c)      Assignment, Etc. The Holder may assign or transfer this Note to any transferee only with the prior written consent of the Corporation, which may not be unreasonably withheld or delayed, provided that (i) the Holder may assign or transfer this Note to any of such Holder’s affiliates without the consent of the Corporation and (ii) upon any Event of Default, the Holder may assign or transfer this Note without the consent of the Corporation. The Holder shall notify the Corporation of any such assignment or transfer promptly. This Note shall be binding upon the Corporation and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(d)      No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

(e)      Governing Law; Jurisdiction. THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION. The Corporation irrevocably submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of New York, County of New York, over any suit, action, or proceeding arising out of or relating to this Note. The Corporation irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. The Corporation agrees that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder’s right to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(f)      Replacement Notes. This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Corporation that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Corporation an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the Note.

Signatures on the following page.

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed on the day and in the year first above written.

PET EXPRESS SUPPLY, INC.

By:
Jonathan Bomser Chief Executive Officer

EXHIBIT A

FORM OF CONVERSION NOTICE
(To be executed by the Holder in order to convert a Note)

Re:    6% Convertible Note (“Note”) issued by PET EXPRESS SUPPLY, INC. to _____________________ in the original principal amount of $    .

The undersigned hereby elects to convert the aggregate outstanding Principal Amount (as defined in the Note) indicated below of this Note into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of PET EXPRESS SUPPLY, INC. (the “Corporation”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith.

No fee will be charged to the holder for any conversion, except for such transfer taxes, if any. The undersigned represents as of the date hereof that, after giving effect to the conversion of this Note pursuant to this Conversion Notice, the undersigned will not exceed the “Restricted Ownership Percentage” contained in Section 3(i) of this Note. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Note.

To the extent the undersigned intends to sell the Underlying Shares issued to the undersigned upon conversion of this Note pursuant to a Registration Statement, the undersigned agrees to comply with all applicable prospectus delivery requirements under the 1933 Act with respect to such sale.

Conversion information:

Date to Effect Conversion

Aggregate Principal Amount of Note Being Converted

Number of Shares of Common Stock to be Issued

Applicable Conversion Price

Signature

Address